Exhibit 10.2

IBM EXCESS 401(k) PLUS PLAN

(As Amended and Restated effective as of January 1, 2010)

AMENDMENT No. 5

Instrument of Amendment

Recitals:

International Business Machines Corporation (“IBM”) has established and maintains the IBM Excess 401(k) Plus Plan (the “Plan”), an unfunded deferred compensation plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

In accordance with Section 10.01 of the Plan, IBM has reserved the right to amend the Plan at any time and from time to time.

IBM amended and restated the Plan effective as of January 1, 2010.

IBM has determined to amend the Plan, as heretofore restated, in the manner set forth in this Instrument of Amendment, to be effective July 1, 2014.

Amendment:

Article II (“Definitions”) is amended by modifying the definition of “Retirement” to read, in its entirety, as follows:

“Retirement” means termination of employment (a) with at least 30 years of service, (b) after reaching age 55 with at least 15 years of service, (c) after reaching age 62 with at least 5 years of service, or (d) after reaching age 65 with at least 1 year of Service. For purposes of this definition, “year of service” means a year of Eligibility Service as defined in the IBM Personal Pension Plan. Retirement does not include a transfer to an affiliate of the Company that is not participating in the Plan, or death while employed by the Company, even if the Participant satisfies (a), (b), (c) or (d) above prior to his or her transfer or death. Effective July 1, 2014, Retirement also does not include a termination of employment while participating in the Transition to Retirement program, unless the Participant satisfies (a), (b), (c) or (d) above at the time of termination.